Exhibit 99.1

MICT Reports Second Quarter 2018 Financial Results

-	Completes sale of Enertec Systems for total effective transaction price of $8.7 million
-	A net profit of $3.5 million for the three months ended June 30, 2018
-	Total Cash of $4.5 million
-	A 98% increase of Gross Margin in the second quarter as compare to 2017
-	Enters non-binding letter of intent for strategic transaction with BNN Technology
-	Conference call scheduled for today, August 15 at 9:00 AM ET

Montvale, NJ, August 15, 2018 - MICT, Inc. (NASDAQCM: MICT), a developer and manufacturer of rugged computers, tablets and computer-based systems for the commercial Mobile Resource Management (MRM) market, announced financial results for the second quarter and six months ended June 30, 2018.

“Our operating MRM business marked solid improvements across multiple financial measures. Gross margin increased to 32% and 30% respectively, for the three and six months ended June 30, 2018, increases of 98% and 184%, respectively, compared to the three and six months ended June 30, 2017. Revenue increased by 25% and 65% to $4.7 million and $10.7 million for the three and six months ended June 30, 2018, respectively, and we see improvements in the operating income as compared to the year-ago periods for both the second quarter and the first six months of 2018,” stated David Lucatz, Chief Executive Officer of MICT. “Having closed on the sale of Enertec Systems, we reported a net income from discontinued operations of $4.8 million for the second quarter and strengthened our balance sheet. We believe that our subsidiary, Micronet Ltd.’s, improving operating results combined with the closing of the sale of Enertec puts our Company in a strong position to move forward into a potential M&A transaction that may potentially create greater value for our shareholders.”

As set forth in the Company’s press release on July 2, 2018, the Current Report on 8-K furnished on July 2, 2018, and the letter of intent included therein, we contemplate a series of transactions with BNN Technology (BNN), a U.K. based technology company, and an unnamed third party in the transaction technology platform business, including a tender offer, a spin-off of the shares of Micronet Ltd. owned by us, the acquisitions by us of the two parties and a financing.  We are continuing to conduct due diligence and to negotiate definitive agreements. As set forth in the press release, these transactions are subject to diligence by the parties, the negotiation of definitive agreements and approval by the respective BNN and MICT Boards of Directors and MICT’s shareholders.

Q2 2018 Financial Highlights

●	Revenue was $4.7 million for the second quarter of 2018, an increase of 25% over revenues of $3.8 million in the second quarter of 2017

●	Gross profit increased by 98% in the second quarter of 2018 to $1.53 million as compared to $773,000 in the second quarter of 2017

●	Gross profit margin increased to 32% in the second quarter of 2018 as compared to 21% in the second quarter of 2017

•	Research and development (R&D) expense for the second quarter of 2018 was $505,000, or 11% of sales, compared to $507,000 or 13% of sales, in the second quarter of 2017

●	Selling, general and administrative (SG&A) expense was $1.7 million, or 36% of sales, as compared to $1.4 million, or 37% of sales, in the second quarter of 2017

●	Net loss from continued operation for the second quarter of 2018 was $1.3 million, or a net loss of $0.14 per basic and diluted share, a 7% decrease compared to a net loss of $1.4 million, or a net loss of $0.12 per basic and diluted share, for the second quarter of 2017

●	Non-GAAP net loss from continued operation for the second quarter of 2018 increased by 73% to $1.1 million as compared to $662,000 in the second quarter of 2017

●	At June 30, 2018, the Company reported cash and restricted cash totaling $4.5 million, working capital of $7.2 million, and $8.3 million in shareholder’s equity

●	Backlog as of June 30, 2018 for Micronet Ltd. was $2.0 million

A reconciliation of GAAP to non-GAAP net loss and loss per share is provided in the table at the end of this press release.

Six Months 2018 Financial Highlights

●	Revenue was $10.7 million for the first six months of 2018, a 65% increase from $6.45 million in the first six months of 2017

●	Gross profit increased by 184% for the first six months of 2018 to $3.25 million as compared to $1.15 million in the first six months of 2017

●	Gross profit margin was 30% in the first six months of 2018, as compared to 18% in the first six months of 2017

•	R&D expense for the first six months of 2018 was $1 million, or 10% of sales, compared to $904,000, or 14% of sales, in the first six months of 2017

●	SG&A expense was $3.4 million in the first six months of 2018, or 32% of sales, as compared to $2.9 million, or 45% of sales, in first six months of 2017

●	Net loss from continued operation for the first six months of 2018 was $2.4 million, or a net loss of $0.25 per basic and diluted share, a 23% increase compared to a net loss of $3.1 million, or a net loss of $0.27 per basic and diluted share, for the first six months of 2017

●	Non-GAAP net loss from continued operation for the first six months of 2018 increased by 26% to $1.9 million, as compared to $1.5 million for the first six months of 2017

2

A reconciliation of GAAP to non-GAAP net loss and loss per share is provided in the table at the end of this press release.

Conference Call

MICT will host a conference call today at 9:00 a.m. ET to discuss the Company's financial results for the second quarter ended June 30, 2018. U.S. callers may dial: 1-888-281-1167. Callers from outside of the U.S. may access the call by dialing: 972-3-918-0685.

A slide presentation accompanying management's remarks can be accessed at www.mict-inc.com.

Participants may also access a live webcast of the conference call through the Investor Relations section of MICT’s website at: www.veidan-stream.com/micronetq2-2018.html

A telephone replay of the call will be available for two weeks at: 1-888-326-9310, outside of the U.S.: 972-3-925-5936

About MICT, Inc.

MICT, Inc. (NASDAQCM: MICT) operated through its subsidiary Micronet Ltd , provides rugged mobile devices for the growing commercial Mobile Resource Management (MRM) market. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments for the mobile logistics management market in the U.S., Europe and Israel.

Forward-looking Statements

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to, those statements regarding our belief that we are in a strong position to move forward into a strategic transaction based on Micronet’s improving financial results and the sale of our Enertec subsidiary and our the expected transactions associated with BNN and the timing of such transactions. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (“SEC”) and in subsequent filings with the SEC. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

3

Additional Information and Where to Find It

In connection with the proposed transaction with BNN, if an agreement is consummated, MICT and BNN will prepare a proxy statement/prospectus for MICT’s stockholders and a registration statement on Form S-4 to be filed with the SEC.  MICT’s proxy statement/prospectus will be mailed to MICT’s stockholders that do not opt to receive the document electronically. MICT and BNN urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information.

Such persons can also read MICT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. MICT’s definitive proxy statement/prospectus, which will also be included in the registration statement if a definitive agreement is reached, will be mailed to stockholders of MICT as of a record date to be established for voting on the transactions described in this report. MICT’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: MICT, Inc., 28 West Grand Avenue, Suite 3, Montvale NJ 07645.  These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

Participants in Solicitation

MICT and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of MICT’s stockholders to be held to approve the transactions if a definitive agreement is reached. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of MICT’s stockholders in connection with the proposed transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about MICT’s executive officers and directors in its Annual Report on Form 10-K, which was filed with the SEC on April 13, 2018. After such filing, you can obtain free copies of these documents from MICT using the contact information above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Micronet or BNN, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE HAS NOT YET COMMENCED. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF MICT.  NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.  THE OFFER WILL BE MADE SOLELY PURSUANT TO THE OFFERING DOCUMENTS.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  IF THE TENDER OFFER IS COMMENCED, A TENDER OFFER STATEMENT ON SCHEDULE TO (THE “TENDER OFFER STATEMENT”) WILL BE FILED WITH THE SEC. IN ADDITION, FOLLOWING DEFINITIVE DOCUMENTATION, MICT INTENDS TO FILE WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.  THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT OF MICT ON SCHEDULE 14D-9, WILL ALSO BE AVAILABLE TO MICT’S STOCKHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV

Contact information:

Tel: (201) 225-0190

info@mict-inc.com

4

MICT, INC. AND SUBSIDIARY

(Formerly known as Micronet Enertec Technologies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	June 30, 2018	December 31, 2017
	Unaudited	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$3,898	$2,114
Restricted cash	564	284
Trade accounts receivable, net	3,937	5,183
Inventories	4,800	4,979
Other accounts receivable	527	1,092
Held for sale assets	-	11,656
Total current assets	13,726	25,308

Property and equipment, net	870	910
Intangible assets and others, net	1,065	1,494
Deferred tax assets	515	542
Long term deposit	36	12
Restricted cash- escrow	477	-
Goodwill	1,466	1,466
Total long term assets	4,429	4,424
Total assets	$18,155	$29,732

5

MICT, INC. AND SUBSIDIARIES

(Formerly known as Micronet Enertec Technologies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	June 30, 2018	December 31, 2017
	Unaudited	(Note 1)
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$1,085	$1,582
Short term credit from others and current portion of long term loans from others	1,500	2,207
Trade accounts payable	2,352	3,973
Other accounts payable	1,633	3,146
Held for sale liabilities	-	11,338
Total current liabilities	6,570	22,246

Long term loans from others	2,636	1,379
Accrued severance pay, net	125	133
Long term escrow	477	-
Total long term liabilities	3,238	1,512

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 25,000,000 shares authorized, 9,144,465 and 8,645,650 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively.	9	8
Additional paid in capital	11,301	10,881
Accumulated other comprehensive loss	(504)	(363)
Accumulated loss	(7,501)	(10,147)
MICT, Inc. stockholders’ equity	3,305	379

Non-controlling interests	5,042	5,595

Total equity	8,347	5,974

Total liabilities and equity	$18,155	$29,732

6

MICT, INC. AND SUBSIDIARIES

(Formerly known as Micronet Enertec Technologies, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(USD In Thousands, Except Share and Earnings Per Share Data)

(Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2018	2017	2018	2017

Revenues	$10,681	$6,464	$4,701	$3,763
Cost of revenues	7,427	5,317	3,169	2,990
Gross profit	3,254	1,147	1,532	773

Operating expenses:
Research and development	1,032	904	505	507
Selling and marketing	834	850	380	458
General and administrative	2,526	2,044	1,314	925
Amortization of intangible assets	438	470	216	235
Total operating expenses	4,830	4,268	2,415	2,125

Loss from operations	(1,576)	(3,121)	(883)	(1,352)
Financial expenses, net	852	43	460	103
Loss before provision for income taxes	(2,428)	(3,164)	(1,343)	(1,455)
Provision (benefit) for income taxes	4	(3)	4	(1)

Net loss from continued operation	(2,432)	(3,161)	(1,347)	(1,454)
Net profit (loss) from discontinued operation (includes capital gain from disposal amounting to $6,844)	4,894	(1,129)	4,783	(534)
Total net profit (loss)	2,462	(4,290)	3,436	(1,988)
Net loss attributable to non-controlling interests	(184)	(1,347)	(60)	(657)

Net profit (loss) attributable to MICT, Inc.	2,646	(2,943)	3,496	(1,331)

Earnings (loss) per share attributable to MICT, Inc.
Basic and diluted loss per share from continued operation	$(0.25)	$(0.27)	$(0.14)	$(0.12)
Basic and diluted earnings (loss) per share from discontinued operation	0.54	(0.18)	0.52	(0.08)

Weighted average common shares outstanding:	9,007,684	6,557,283	9,144,465	6,683,139

7

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States, or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures are outlined below:

●	Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to the through the acquisition of Beijer Electronics, Inc. in 2014. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to this transaction. The amortization of acquired intangible assets is non-cash charges. We believe that such changes do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre- and post-transaction operating results.

●	Stock-based compensation – Stock based compensation consists of share based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to our operational performance.

8

The following table reconciles, for the periods presented, GAAP net loss from continued operation attributable to MICT, Inc. to non-GAAP net loss attributable to MICT, Inc.:

	Six months ended June 30,
	(Dollars in Thousands, other than share and per share amounts)
	2018	2017
GAAP net loss from continued operation	$(2,432)	$(3,161)
GAAP net loss attributable to non-controlling interests	(184)	(1,347)
GAAP net loss attributable to MICT, Inc. from continued operation	$(2,248)	$(1,814)
Amortization of acquired intangible assets	218	250
Stock-based compensation and shares issued to service providers	119	52
Income tax-effect of above non-GAAP adjustments	—	(3)
Total Non-GAAP net loss attributable to MICT, Inc.	$(1,911)	$(1,515)
Non-GAAP net loss per share attributable to MICT, Inc. continued operation	(0.21)	(0.23)
Shares used in per share calculations	9,007,684	6,557,283
GAAP net loss per share attributable to MICT, Inc. continued operation	(0.25)	(0.27)
Shares used in per share calculations	9,007,684	6,557,283

	Three months ended June 30,
	(Dollars in Thousands, other than share and per share amounts)
	2018	2017
GAAP net loss from continued operation	$(1,347)	$(1,454)
GAAP net loss attributable to non-controlling interests	(60)	(657)
GAAP net (loss attributable to MICT, Inc. continued operation	$(1,287)	$(797)
Amortization of acquired intangible assets	107	118
Stock-based compensation and shares issued to service providers	31	19
Income tax-effect of above non-GAAP adjustments	—	(2)
Total Non-GAAP net loss attributable to MICT, Inc.	$(1,149)	$(662)
Non-GAAP net loss per share attributable to MICT, Inc. continued operation	(0.13)	(0.09)
Shares used in per share calculations	9,144,465	6,683,139
GAAP net loss per share attributable to MICT, Inc. continued operation	(0.14)	(0.12)
Shares used in per share calculations	9,144,465	6,683,139

9